Exhibit 99.2

STW Energy Services	619 West Texas Ave. Suite 126 Midland, Texas 79701 432-770-9869
A Subsidiary of STW Resources Holdings Corp.

Executive Summary: STW Energy Services

Drilling Rig Wash:

Removal of oil and diesel residue on drilling rigs is required to meet environmental regulations prior to transit over private roads, public roads, and highways. Our process has multiple revenue sources, including the rig cleaning, roll-off trailer rentals, and transportation of wash-off waste to a designated facility.

The process utilizes a concentrated degreaser and pressure washer equipment to remove the oil and diesel residue on the drilling rig, and specialized equipment to transfer the captured wash-off from the rig cellar to a roll-off trailer for transportation. Additional potential revenue sources beyond rig cleaning include roll-off trailer rentals and disposal and transportation of the wash-off to a designated facility.

The Eagle Ford, Wolfcamp and Cline Shale Plays are potentially the largest economic events in the history of Texas, providing a platform of growth in drilling and associated services. Due to a record number of active drilling rigs, our market analysis illustrates drilling demand will increase due to leasehold positions expiring in 2013 and 2014. Oil companies will need to drill up their current leasehold positions or lose costly leases. Most of these leases have extension options; companies will have to pay for these options.

Drilling activities are located in the Cline and Wolfcamp shale plays in West Texas and the 14 counties of the Eagle Ford, including Atascosa County and Gonzales Counties, Texas.

These target areas are located in the middle of three of the largest shale plays in the United States. The two south Texas Counties are almost entirely in the liquids-rich or oil window of the Eagle Ford Shale. Drilling in these Counties primarily targets the Eagle Ford Shale in the southern and eastern portions of the county where operators refer to both the crude oil and volatile oil windows. The Cline and Wolfcamp shale plays are primarily oil production.

Rig washing complements other services of STW Resources Holding Corp. subsidiaries. These services expand STW Resource Holdings’ marketing strategy and create opportunities for crossover sales, single points of contact, and combined supervisor capacities.

Growth and Additional Revenue Sources:

Transport: The current process uses a Hydrovac connected to a transport trailer with a suction hose going into the rig cellar and/or tanks, which catch all the wash off. The Hydrovac creates a vacuum on the transport to collect the wash off. The transport truck charges the operator hourly to be on location and charges for transport to a disposal facility which also charges a fee. STW Energy can purchase roll-off trailers in lieu of transport trucks, realizing rental, transportation and disposal fees while the operator realizes the savings of the transport not sitting on location, as well as the value added service of an integrated, turnkey solution.

STW Energy begins operations with two spreads; a spread is a full deployment of personnel and equipment. Due to market demand, organic growth can be achieved by adding spreads. STW and its investment partner have agreed to deploy additional spreads to meet an aggressive growth plan.

Personnel:

STW Energy currently employs two 2 experienced rig wash Supervisor/Sales people who have recruited their crews to the STW Energy team. STW Energy employs qualified laborers having had experience in the oil patch and the Supervisor/Sales people with contacts necessary to generate revenues immediately. STW has created a work environment that fosters employee loyalty by providing benefits including health insurance, workers compensation, paid time off and a profit sharing program.

Health and Safety:

At STW, Health and Safety (H&S) are company imperatives that start with absolute commitment at the top management level, and permeate every facet of the organization. Our commitment to our employees and our clients is to provide a safe work environment that is free of recognizable hazards, and to conduct safe and environmentally responsible operations.

Invoice Process:

The Salesman/Supervisor will be the point of contact for the oil and gas operator’s field supervisor, who is responsible for the assignment of the work and the signing of the field ticket upon completion of the job. The field ticket will consist of the bid work and the hourly work at previously agreed rates. Field tickets are signed in duplicate (carbon copy) with copies for the operator and service provider. The signed field ticket is then submitted to the operator’s accounts payable department for payment. Payments will be made typically in 45-60 days.

E&P Companies with Operations in the Eagle Ford and West Texas:

Drilling'Rig'Wash'Service'

Pressure&Washer&
Hydro&Vac&Truck&
Rig&Cellar&
Roll&off&Trailer&

WHP-5172

STW Resources Holding Corp. Services

Oil & Gas Industry: Reclamation of produced and/or flowback water. Removal systems for contaminants in source waters. Owner-operator model with per-barrel charge revenue stream.

Brackish Water Facility: Process brackish water to specifications necessary for use in the well drilling and completion processes. Owner-operator model with per-barrel charge

Integrated Systems: Consultation on the design and construction of water reclamation systems and ancillary equipment. One-time sales fee model, recurring revenue stream based on contract.

Municipalities: Consultation and Build-out of large-scale desalination projects, including well development of on-site brackish water sources and evaporation ponds. Recurring fee-based revenue stream.

Salt Water Disposal and Fresh Water Facilities: Implementation of disposal site processes and technologies to reclaim produced/flow back water and/or brackish water for reuse. Partnering model for disposal and reclamation with per-barrel rates for both disposal and reclamation.

Rig Wash: Removal of oil and diesel residue on drilling rigs prior to transit over private and public roads and highways. The process has multiple revenue sources, including the rig cleaning, roll-off trailer rentals, and transportation of wash-off to a designated facility. The company will realize revenues from cleaning drilling rigs to meet environmental regulations for transportation over private and public roads and highways.